Exhibit 99.1


YP CORP. ANNOUNCES 3RD CONSECUTIVE DIVIDEND
Monday September 20, 1:50 pm ET

MESA, Ariz.--(BUSINESS WIRE)--Sept. 20, 2004--The board of directors of YP Corp. (OTC BB: YPNT - News), a leading provider of Internet Yellow Pages and related
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services, announced today that it shall continue the $.01 per share quarterly dividend on its common stock. The dividend will be paid on Oct. 19, 2004, to shareholders of record as of Sept. 21, 2004.

Peter J. Bergmann, YP Corp.'s CEO, stated, "A consistent quarterly dividend speaks volumes about the company's financial strength. I am proud of the team members at YP who are doing such an outstanding job."

About YP Corp.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package(TM) ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages Web site at www.YP.Com. The company's Web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of June 30, 2004, YP Corp. had approximately 320,296 activated IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages Web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (Web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations -- Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, Ariz. For more information, visit the Web site at www.YP.Com.

Forward-looking Disclaimer

This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates" and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i) the continued success of the marketing program; (ii) the company's expectation that dilution will be reduced to more normal levels over the next few quarters; and (iii) the company's expectation of strong growth in fiscal 2004 and profitability to be positive.

Factors that may affect forward-looking statements and the company's business generally include but are not limited to (i) challenges the company will face as a result of the indictment of its former CEO; (ii) the success of existing competitors and the introduction of new competitors in the market; (iii) the impact of existing or new regulation on the company's marketing and solicitation efforts; (iv) risk factors and cautionary statements made in the company's Quarterly Report on Form 10-QSB for the period ended June 30, 2004; and (v) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.


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Contact:
     YP Corp., Mesa
     Roger Bedier, 480-325-4339 (Investor Relations) rogerb@ypcorp.com
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